Alpha NR Holding, Inc.
One Alpha Place
P.O. Box 2345
Abingdon, Virginia 24212

January 25, 2006

To the AMCI Parties Named in the Contribution Agreement
referred to below
c/o Hans J. Mende, as AMCI Representative
American Metals & Coal International, Inc.
One Energy Place, Suite 1000
Latrobe, PA 15650
Attention: Hans J. Mende, President

To the FRC Parties Named in the Contribution Agreement
referred to below
c/o First Reserve Corporation
One Lafayette Place
Greenwich, CT 06830
Attention: Alex T. Krueger

Gentlemen:

We refer you to that certain Contribution Agreement dated December 31, 2002, as amended, among the AMCI Parties, the FRC Parties, ANR Holdings, LLC and others (the “Contribution Agreement”), that certain letter agreement dated March 11, 2003 among ANR Holdings, LLC and the AMCI Parties (the “First SMC Agreement”), that certain letter agreement dated September 2, 2003 among ANR Holdings, LLC, the AMCI Parties and the FRC Parties (the “Second SMC Agreement”), that certain letter agreement dated April 22, 2004 among ANR Holdings, LLC, the AMCI Parties and the FRC Parties (the “Third SMC Agreement”), and that certain letter agreement dated February 11, 2005 among ANR Holdings, LLC, the AMCI Parties and the FRC Parties (the “Fourth SMC Agreement,” and together with the First SMC Agreement, the Second SMC Agreement and the Third SMC Agreement, the “SMC Agreements”) regarding the operation and disposition of Solomons Mining Company, a West Virginia corporation (“Solomons”), one of the Contributed Corporations. Capitalized terms not otherwise defined in this letter agreement have the meanings given them in the Contribution Agreement and/or the SMC Agreements.

1. Alpha NR Holding, Inc. (the “Company”), successor by merger to ANR Holdings, LLC, the AMCI Parties and the FRC Parties acknowledge and affirm to each other the following matters:

(a) The SMC Agreements provide that all Liabilities related to the operation or ownership of Solomons if incurred or suffered by the Company, its employees, Board of Directors, agents or Members would be Retained Liabilities under the Contribution Agreement, and the AMCI Parties are obligated to discharge all such Retained Liabilities (collectively, the “Solomons Retained Liabilities”).

(b) Pursuant to Section 5 of the Third SMC Agreement, the Company, the FRC Parties and the AMCI Parties agreed that KM’s obligation to indemnify the Company and the FRC Parties for Adverse Consequences resulting from the Solomons Retained Liabilities is limited to $250,000; provided, however, that KM’s obligation is not limited for (a) all reclamation Liabilities of Solomons in the Commonwealth of Kentucky (“Solomons Reclamation Liabilities”) and (b) all Adverse Consequences of claims arising under that certain agreement among Poplar Creek Development Company, Majestic Collieries Company, Hurricane Mineral Corporation, Appalachian Land Company, Berkeley Energy Corporation and Pompey Coal Company, on the one hand, and Solomons, on the other hand, dated September 2, 2003 (“Berkeley Liabilities”).

(c) As of the date of this letter agreement, there are no funds remaining in the Solomons Expense Account established pursuant to the Second SMC Letter Agreement, and the AMCI Parties currently owe the Company $3,529,127.15 for the Adverse Consequences that the Company and the FRC Parties Indemnitees have incurred as a result of the Solomons Retained Liabilities.

(d) As of the date of this letter agreement, all coal delivery requirements have been fulfilled by the Harris Entities under purchase order no. 6810 dated February 17, 2004, and consequently there are no further Net Proceeds that may be deposited in the Solomons Expense Account in accordance with Section 2 of the Third SMC Agreement.

(e) The Company, the AMCI Parties and the FRC Parties desire to amend the terms of the SMC Agreements to discharge the AMCI Parties’ further obligations to satisfy any current or future claims related to the Solomons Retained Liabilities, including the Solomons Reclamation Liabilities and the Berkeley Liabilities, now or hereafter existing, and from all Adverse Consequences associated therewith, in exchange for the payment of $4,102,788.10 by KM to the Company.

2. Simultaneously with the execution of this letter agreement, KM has paid to the Company $4,102,788.10 by wire transfer of immediately available funds to the bank account of the Company set forth on Schedule 1 to this letter agreement (the “Payment”).

3. In consideration of the Payment, the Company and the FRC Parties hereby fully and completely release and discharge the AMCI Parties from any and all Liabilities or obligations under the SMC Agreements, including, without limitation, the Solomons Retained Liabilities, the Solomons Reclamation Liabilities and the Berkeley Liabilities, now or hereafter existing, and from all Adverse Consequences associated therewith.

4. Except as expressly amended by this letter agreement, the terms and conditions of the Contribution Agreement (as heretofore amended) shall continue in full force and effect.

5. (a) This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any executed counterpart of this letter agreement or other signature hereto delivered by a party by facsimile shall be deemed for all purposes as being good and valid execution and delivery of this letter agreement by such party. This letter agreement may be amended at any time by an instrument in writing referring to this letter agreement that is signed on behalf of the parties to this letter agreement.

(b) Any dispute, controversy or claim arising out of or relating to this letter agreement (a “Dispute”) shall be settled in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”). The parties shall jointly select one arbitrator. If the parties shall fail to select an arbitrator within 14 calendar days after arbitration is requested, then such arbitrator shall be selected by the AAA or any successor thereto upon application of either party. No Dispute shall be consolidated in any arbitration with any dispute, claim or controversy of any other party. The arbitration shall be conducted in Greenwich, Connecticut, and any court having jurisdiction thereof may immediately issue judgment on the arbitration award. The arbitration provided for in this Section 5(b) shall be the exclusive means to resolve all Disputes.

(c) At any time, the parties may (i) extend the time for the performance of any of the obligations or other acts of the other party to this letter agreement, (ii) waive any inaccuracies in the representations and warranties contained in this letter agreement or in any document, certificate or writing delivered pursuant to this letter agreement or (iii) waive compliance with any of the agreements or conditions contained in this letter agreement. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing and signed on behalf of such party. The failure of any party to enforce any right arising under this letter agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

(d) This letter agreement shall be construed and interpreted according to the Laws of the State of Delaware, without regard to the conflicts of law rules thereof.

(e) This letter agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. The term “successors” shall include without limitation, all successors by way of (i) consolidation, (ii) merger or similar reorganization, (iii) share exchange, or (iv) sale of all or substantially all of the assets of a party. This letter agreement and each party’s respective rights hereunder may not be assigned without the prior written consent of the other parties, provided that the Company may assign its rights, but not its obligations, under this Agreement to any Affiliate without the consent of the AMCI Parties. This letter agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

(f) The parties will execute and deliver, from time to time, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this letter agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this letter agreement.

(g) Time is of the essence under this letter agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this letter agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

(h) All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been given when duly given as provided in the Contribution Agreement.

[Remainder of page left blank intentionally.]

If the foregoing reflects our agreement, we ask that you sign, date and return a copy of this letter to the undersigned.

Sincerely,

Alpha NR Holding, Inc., successor by merger to ANR Holdings, LLC

By: /s/ Michael J. Quillen
Name: Michael J. Quillen
Title: President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

AMCI Representative, as appointed pursuant to Section 12.20 of the Contribution Agreement

By: /s/ Hans J. Mende

Name: Hans J. Mende

ANR Fund IX Holdings, L.P.

By: First Reserve GP IX, L.P. General Partner of ANR Fund IX Holdings, L.P.

By: First Reserve GP IX, Inc.

Its General Partner

By: /s/ Alex T. Krueger
Name: Alex T. Krueger
Title: Vice President

Alpha NR Holding, Inc.

By: /s/ Michael J. Quillen
Name: Michael J. Quillen
Title: President and Chief Executive Officer

Schedule 1

Wire Transfer Instructions